EXHIBIT 99.1

NEWS RELEASE

                                                  February 5, 2004
                                                  Anita M. Flanagan
                                                  (203) 925-7207 (office)
                                                  (203) 257-4908 (cell)


IROQUOIS' EASTCHESTER EXTENSION NOW IN SERVICE
Pipeline Connects with Con Edison system in the Bronx, NY

Shelton, CT-On February 5, 2004, Iroquois began commercial operation of its Eastchester Extension pipeline. This first gas delivery to Con Edison at the Hunts Point Meter Station, Iroquois' new interconnect with the New York facilities' system, marks the beginning of an important and historic event for New York City's natural gas supplies. Iroquois' Eastchester extension is the first major natural gas transmission pipeline to be built into the City in some 40 years. As a result of this expansion, Iroquois will now have the ability to deliver an additional 230 MMcf/day to the New York City metropolitan area.

"We are delighted at the successful completion of this project and proud to now be serving customers in New York," said Jay Holm, President of Iroquois Pipeline Operating Company. "By bringing in a new supply of gas, the Eastchester pipeline reinforces the city's energy grid in the Bronx and enhances the reliability of the city's gas supplies. Additionally, the marine pipe that has been constructed as part of Eastchester can be economically expanded to upwards of 750MMcf/day."

The Iroquois system transports more than 1 Bcf/day of natural gas from western Canada into the northeast U.S.

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Forward-Looking Statement Disclaimer
This (press release/web site/publication) contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current expectations, are not guarantees of future performance and include assumptions about future market conditions, operations and results. They are made in reliance on the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Iroquois can give no assurance that such expectations will be achieved. Among the many factors that could cause actual results to differ materially from those in the forward-looking statements herein are: future demand and prices for natural gas; availability of supplies of Canadian natural gas; regulatory, political, legislative and judicial developments, particularly with regard to regulation by the Federal Energy Regulatory Commission; the timing and cost of Iroquois' expansion projects, including the Eastchester extension, competitive conditions in the marketplace; changes in the receptivity of the financial markets to Iroquois or other oil and gas credits similar to Iroquois and, accordingly, our strategy for financing any such change in business strategy or expansion. A discussion of these and other factors which may affect our actual results, performance, achievements or financial position is contained in our Annual Report on Form 10-K, which is on file with the United States Securities and Exchange Commission.